EXHIBIT 99

                       SOVEREIGN OUTLINES

                 STRATEGIC VISION FOR YEAR 2000

     WYOMISSING, PA . . . Sovereign Bancorp, Inc. (NASDAQ/ NMS:SVRN), parent company of Sovereign Bank, FSB ("Sovereign"). Speaking at Salomon Brothers First Annual Financial Institutions Conference in New York City, President and Chief Executive Officer Jay S. Sidhu outlined Sovereign's Corporate Strategy and its Strategic Vision & Initiatives for 1996 and beyond.

     "Sovereign's goal is to double its earnings from the present level of $1 per share to about $2 per share by the year 2000," said Sidhu. "Of course, this is not a projection, it is our goal that can be influenced by several external and internal factors, including national economic trends, competition within the banking industry, the opportunities that the continuing consolidation of the industry may create for Sovereign and the ability of Sovereign to successfully implement the strategic initiatives we will describe today. We will do everything possible to strive toward about $2 per share in earnings by the year 2000 or so," Sidhu told investors.

     "At Sovereign, we remain focused on our financial goals of delivering sustainable high quality earnings and increasing those earnings approximately 15%, on average, each year. The year 1995 marked Sovereign's 10th straight year of higher earnings," said Sidhu.

     "Earnings have increased an average of 52% over the last
5 years, Net Income was up 22% in 1995 and EPS was up 10%,"
Sovereign's Chief Financial Officer, Karl D. Gerhart commented at the conference.

     "We want to combine the best features of Commercial Banks and Thrifts. Sovereign is a highly focused Community Bank specializing in Consumer and Small Business Markets," remarked Sidhu. "We look like a Commercial Bank in franchise and interest rate risk and resemble a Thrift in asset quality and overhead ratios. Based upon this, the strategy of Sovereign for 1996 and beyond remains consistent with the strategy articulated in previous annual reports which consists of four (4) Critical Success Factors including high asset quality, low interest rate risk, low overhead coupled with excellence in sales, service and continued growth of Team Members," Sidhu continued.

     Commenting on Sovereign's successful acquisition strategy, Sidhu noted that Sovereign has completed 14 acquisitions over the past 6 years without incurring any restructuring charges. All of these acquisitions have been accretive to earnings from the date of consummation or within the first year. "Sovereign remains committed to only doing acquisitions which complement our franchise, our businesses and are accretive to earnings within the first year," said Sidhu.

     To prepare for 1996 and beyond, Sovereign studied its external environment and noted that during 1995 the largest concentration of bank mergers and acquisitions in the US occurred within Sovereign's market area. The potential to attract other institution's customers as consolidations and system conversions occur is a once-in-a-lifetime opportunity. In addition, these consolidations create an excellent opportunity to add talented and experienced Team Members to the Sovereign family. The merger and acquisition activity has also increased the premiums paid and expected by sellers, thus reducing the opportunity for accretive acquisitions.

     After studying the environment, Sovereign has embarked on several strategic initiatives focused on increasing interest income, lowering interest Expense, increasing Fee Income and controlling Expenses. "We remain a growth company. It is growth in Earnings, not size that matters," said Sidhu.

     To increase Interest Income, Sovereign has focused on increasing its market share of Consumer Loans, primarily home equity related, by use of the print media, direct mail and tele-marketing. Sovereign also intends to increase Interest Income by significantly increasing its commitment to variable rate Mortgage Lending and Small Business Banking. "Although small businesses historically were not a primary line of business for Sovereign, Small Business Banking is one of those niches often overlooked by big banks when involved in mega acquisitions," commented Sidhu. "We recently hired a team of several very experienced Small Business Lenders who can bring their long standing relationships with them," he continued. "We intend to further increase Interest Income by replacing lower yielding investments with loans," Sidhu continued. In addition to the traditional methods, Sovereign is currently implementing Affinity Lending, Tele-Marketing, InterNet access and constantly researching new techniques.

     To lower Interest Expense, Sovereign continues to emphasize its Free Checking Product (60,000 new accounts opened in 1995) plus other low cost products such as Escrow Deposits, Small Business Deposits, Money Management Accounts for Consumers & Small Businesses and Municipal Accounts. "In 1996, Sovereign will further focus on relationship selling, i.e. the "bundling of products" rather than one product per customer," said Sidhu. Another initiative for 1996 will be the non-traditional or direct banking, i.e. offering banking directly through telephone
PC Banking or on the InterNet.

     Sovereign anticipates increasing its Fee Income by increasing deposit fees (up 42% in 4th Quarter 1995), with higher usage of alternative investment products (up over 300% in 1995), by increasing profitability from its servicing business and by the continued increases in volume from Mortgage Banking. In addition, Sovereign has recently introduced several new products, such as a Check Card and its Choice One Club which can also lead to higher Fee Income.

     To control Non-Interest Expenses, Sovereign will remain focused on its head count. There are also several Process Improvement Teams under way as well as some new technological initiatives which can contribute to keeping Sovereign's Expense Ratio below 1.30% of Total Assets. "Our long-term goal is actually to bring this ratio down to about 1%," Sidhu added.

     Sidhu concluded by offering five major reasons why he and some other insiders are buying Sovereign stock presently:

     - Sovereign's clear cut focused strategy with a proven track record.

     - Clearly articulated financial goals of about 15% growth in earnings.

     - Strong market share in a rapidly consolidating market place.

     - Strategic initiatives that can improve Sovereign's financial position.

     - Sovereign's philosophy of studying all strategic options at least once a year.

     Sovereign is an $8.1 billion company with 120 Community Banking Offices operating in Marketing Divisions in eastern Pennsylvania, northern Delaware and New Jersey. Now the
4th largest Bank headquartered in Pennsylvania, Sovereign's closing price of its Common Stock on Tuesday, January 30, 1996 was $10.125 per share and its Preferred Stock closed at $56.75 per share.

                           - THE END -